Exhibit 2.5

CERTIFICATE OF MERGER
MERGING QRT ACQUISITION COMPANY,
A DELAWARE CORPORATION,
WITH AND INTO
TRQ, INC.,
A DELAWARE CORPORATION

Pursuant to the provisions of Section 251 of the Delaware General Corporation Law, the undersigned corporation hereby certifies as follows:

1.           The name and state of incorporation of each of the constituent corporations are:

(a)           QRT Acquisition Company, a Delaware corporation; and

(b)           TRQ, Inc., a Delaware corporation.

2.           The Plan and Agreement of Merger (the “Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by QRT Acquisition Company and by TRQ, Inc., in accordance with the provisions of Section 251 of the Delaware General Corporation Law, and is attached hereto as Exhibit A.

3.           Attached hereto as Exhibit B is a secretary's certificate certifying that the Plan of Merger was duly signed on behalf of TRQ, Inc. by an authorized officer and was approved by the shareholders of TRQ, Inc.

3.           The name of the surviving corporation is TRQ, Inc.

4.           The Certificate of Incorporation, as amended, of TRQ, Inc., in effect as of the effective date of the merger, shall be the Certificate of Incorporation of the surviving corporation.

5.           The surviving corporation is a corporation of the State of Delaware.

6.           The executed Plan of Merger is on file at 448 North Cedar Bluff Road, Knoxville, Tennessee 37923, which is the principal place of business of the surviving corporation.

7.           A copy of the Plan of Merger will be furnished by TRQ, Inc. on written request and without cost, to any shareholder of QRT Acquisition Company or to any stockholder of TRQ, Inc.

8.           The authorized capital stock of QRT Acquisition Company is 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

9.           The effective date of this certificate and of the merger described herein shall be the date of filing.

IN WITNESS WHEREOF, TRQ, Inc. has caused this certificate to be signed by James Solano, its authorized officer, on October 5, 2010.

TRQ, INC.
By/s/ James Solano
James Solano, Chief Executive Officer

I, the Secretary of TRQ, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of the said corporation, that the Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of TRQ, Inc. a corporation of the State of Delaware, was duly submitted to the stockholders of said TRQ, Inc. at a special meeting of said stockholders called and held separately from the meeting of stockholders of any other corporation, upon waiver of notice, signed by all the stockholders, for the purpose of considering and taking action upon said Agreement of Merger, that 100 shares of common stock of said corporation was on said date issued and outstanding and that the holders of 100 shares voted by ballot in favor of said Plan of Merger and the holders of no shares voted by ballot against same, the said affirmative vote representing at least a majority of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Plan of Merger was at said meeting duly adopted as the act of the stockholders of said TRQ, Inc., and the duly adopted agreement of said corporation.

WITNESS my hand on behalf of said TRQ, Inc. on October 5, 2010.

By: /s/ Louis Kraft
Louis Kraft, Secretary

Exhibit A
PLAN AND AGREEMENT OF MERGER
BETWEEN
QRT ACQUISITION COMPANY
AND
TRQ, INC.